EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert P. Wynn                                   Michelle D. Getty
Executive Vice President & CFO                   Investor Relations
AmeriPath, Inc.                                  AmeriPath, Inc.
561-845-1850                                     561-712-6260
                                                 E-mail:  invrel@ameripath.com


             AMERIPATH, INC. ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

Riviera Beach, FL, July 20, 2000 - AmeriPath, Inc. (Nasdaq:PATH), the largest physician and laboratory company focused on providing anatomic pathology diagnostic and healthcare information services, today announced that it has amended its up to $300 million credit facility with the syndicate of banks led by Fleet National Bank. The amendment allows for the Company's current compliance with the credit facility by excluding charges totaling approximately $5.2 million from the calculation of the Company's consolidated operating cash flow covenant through March 31, 2001. These charges relate to the previously disclosed impairment of assets and related charges at an acquired practice in Cleveland, Ohio. In addition, the amendment increases the Company's operating cash flow requirements under the facility for the trailing twelve months ending December 31, 2002 and thereafter, and requires that a minimum of 10% of the purchase price be in the form of the Company's capital stock for acquisitions greater than $5 million. The amendment is not expected to have an adverse effect on the Company's operations or strategies.

Chairman and Chief Executive Officer, James C. New, stated, "We are pleased to announce the amendment to our credit agreement. The amendment was completed with no amendment fees or increased pricing despite a very tight lending environment for the healthcare industry. The Company believes its relationships with the members of our banking syndicate are strong and we appreciate their continued support of AmeriPath."

The Company is planning to announce its financial results for the quarter ending June 30, 2000, on Tuesday, July 25, 2000.

AmeriPath, Inc. is the nation's largest physician and laboratory company focused on providing anatomic pathology diagnostic and healthcare information services to physicians, hospitals, national clinical laboratories and managed care organizations. The company presently operates in 13 states and employs 301 physicians that provide medical services through outpatient pathology laboratories, hospital inpatient laboratories and outpatient surgery centers.

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This release contains certain forward-looking statements regarding AmeriPath, including its operations and prospects. Past performance is not necessarily indicative of future results. In addition, AmeriPath's actual results could differ materially from the results anticipated in these forward-looking statements as a result of uncertainties, including risks relating to demand, pricing, government regulation, payments and reimbursements, dependence upon contracts and pathologists, acquisitions, integration of acquired practices, the market for pathology services, competition, technology and other factors identified in AmeriPath's filings with the Securities and Exchange Commission.
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Editor's Note: This release is also available at http://www.ameripath.com